Exhibit 10.3

VOTING AND SUPPORT AGREEMENT

This VOTING AND SUPPORT AGREEMENT (this “Agreement”) dated as of October 27, 2015, is entered into by and among Interval Leisure Group, Inc., a Delaware corporation (the “Company”), Starwood Hotels & Resorts Worldwide, Inc., a Maryland corporation (“Starwood”), and William L. Harvey, a shareholder of the Company (the “Shareholder”);

WHEREAS, concurrently with the execution of this Agreement, the Company, Iris Merger Sub, Inc., a Delaware corporation (“Merger Sub”), Starwood and Vistana Signature Experiences, Inc., a Delaware corporation (“Vistana”), will enter into an Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended or supplemented, the “Merger Agreement”), pursuant to which Merger Sub will merge with and into Vistana, with Vistana surviving as a wholly-owned subsidiary of the Company;

WHEREAS, it is a condition to the consummation of the Merger that the Company obtain approval of its shareholders for the issuance of shares of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) to be issued in the Merger (such issuance, the “Share Issuance”);

WHEREAS, capitalized terms used but not defined in this Agreement have the meanings ascribed to them in the Merger Agreement;

WHEREAS, as of the date hereof, Shareholder is the record and beneficial owner of 129,215 shares of Company Common Stock (such shares of Company Common Stock, together with any other shares of Company Common Stock acquired by Shareholder and his Affiliates after the date hereof, being collectively referred to herein as the “Shareholder Shares”); and

WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Starwood has required Shareholder to enter into this Agreement, and Shareholder has agreed and is willing to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

1.              Agreements of Shareholder.

(a)                                 Voting.  From the date hereof until any termination of this Agreement in accordance with its terms, at any meeting of the shareholders of the Company however called (or any action by written consent in lieu of a meeting) or any adjournment or postponement thereof, Shareholder shall vote (or cause to be voted) all Shareholder Shares or (as appropriate) execute written consents in respect thereof, (i) in favor of the Share Issuance, the Merger Agreement (to the extent required), and the transactions contemplated thereby and (ii) against any Competing Proposal and any agreement (including, without limitation, any amendment of any agreement), amendment of the Company’s organizational documents or other action that is intended or would reasonably be expected to prevent or delay the consummation of the Share Issuance or the Merger; provided, however, that, in the event the Company makes an Adverse Recommendation Change prior to receiving shareholder approval of the Share Issuance, then at any meeting of the shareholders of the Company however called (or any action by written consent in lieu of a meeting) or any adjournment or postponement thereof, in each case prior to the termination of this Agreement, Shareholder will have the right, in his sole discretion, to vote (or cause to be voted) all Shareholder Shares or (as appropriate) execute written consents in respect thereof as Shareholder determines, or in Shareholder’s discretion elect not to vote the Shareholder Shares or provide written consents in respect thereof, on any matter presented for approval by the Company’s shareholders regarding (A) the Share Issuance, the Merger Agreement, and the transactions contemplated thereby and (B) any agreement (including, without limitation, any amendment of any agreement), amendment of the Company’s organizational documents or other action that is intended or would reasonably be expected to prevent or delay the consummation of the Share Issuance or the Merger.  Any such vote shall be cast (or consent shall be given) by Shareholder in accordance with such procedures relating thereto so as to ensure that it is duly counted, including for purposes of determining that a quorum is present and for purposes of recording the results of such vote (or consent).

(b)                                 Restriction on Transfer; Proxies; Non-Interference; etc.  From the date hereof until any termination of this Agreement in accordance with its terms, none of Shareholder or his Affiliates shall directly or indirectly (for the avoidance of doubt, including by way of transfer or disposition (other than to Shareholder or an Affiliate of Shareholder) of the securities or assets of any Affiliate of Shareholder holding shares of Company Common Stock such that such Affiliate ceases to be an Affiliate of Shareholder (subject to the proviso of this Section 1(b)) (i) sell, transfer, give, pledge, encumber, assign or otherwise dispose of (collectively, “Transfer”), or enter into any contract, option or other arrangement or understanding with respect to the Transfer of, any Shareholder Shares (or any right, title or interest thereto or therein), (ii) deposit any Shareholder Shares into a voting trust or grant any proxies or enter into a voting agreement, power of attorney or voting trust with respect to any Shareholder Shares, (iii) take any action that would make any representation or warranty of Shareholder set forth in this Agreement untrue or incorrect or have the effect of preventing, disabling or delaying Shareholder from performing any of Shareholder’s obligations under this Agreement (except to the extent otherwise permitted by this Agreement) or (iv) agree (whether or not in writing) to take any of the actions referred to in the foregoing clauses (i), (ii) or (iii) of this Section 1(b); provided, however, that the foregoing restrictions on Transfer will not be applicable to, and Shareholder will not be restricted or prohibited from, any Transfer of Shareholder Shares to an Affiliate of Shareholder, so long as such Affiliate of Shareholder executes an instrument, reasonably acceptable to the Company and Starwood, assuming all the rights, benefits and obligations of Shareholder hereunder, which instrument shall be executed prior the date of such Transfer.

(c)                                  No Solicitation.  Subject to Section 5(a) hereof, Shareholder shall immediately cease, and shall cause any Affiliates of Shareholder to immediately cease, any discussions or negotiations with any third-party that may be ongoing with respect to a Competing Proposal, or any proposal that could reasonably be expected to lead to a Competing Proposal, and shall request to have returned promptly any confidential information that has been provided since January 2015 in any such discussions or negotiations.  From the date hereof until the earlier of the Effective Time or the date of termination of this Agreement in accordance with its terms, Shareholder shall not, and shall cause the Affiliates of Shareholder not to, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing information which has not been previously publicly disseminated) any Competing Proposal or any proposal which would reasonably be expected to lead to a Competing Proposal, (ii) engage in any discussions or negotiations regarding any Competing Proposal or (iii) approve, endorse, recommend or enter into, or publicly propose to approve, endorse, recommend or enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar definitive agreement with respect to any Competing Proposal; provided, however, that, for the avoidance of doubt, the foregoing restrictions shall not apply to Shareholder in his capacity as an officer or director of the Company to the extent such actions are permitted by the terms of the Merger Agreement.  Shareholder shall promptly, and in any event no later than 24 hours, after it receives (x) any Competing Proposal or indication by any Person that it is considering making a Competing Proposal, (y) any request for non-public information relating to the Company or its Subsidiaries other than requests for information in the ordinary course of business consistent with past practice and unrelated to a Competing Proposal or (z) any inquiry or request for discussions or negotiations regarding any Competing Proposal, notify the Company orally and in writing of any of the foregoing occurrences, the identity of the Person making such request, inquiry or Competing Proposal and provide the Company with a copy of such request, inquiry or Competing Proposal (or where no such copy is available, a reasonably detailed description of such request, inquiry or Competing Proposal), including any modifications thereto.  For the avoidance of doubt, notwithstanding anything to the contrary in this Section 1(c), this Section 1(c) shall not prohibit any discussions, negotiations, or Transfers related to any permitted Transfers pursuant to Section 1(b), and any Transfer permitted under Section 1(b) will not constitute a breach of this Section 1(c).

(d)                                 Information for Proxy Statement; Publication.  Shareholder consents to the Company, Vistana and Starwood publishing and disclosing in any filing required under applicable Law, including the filings contemplated by the Merger Agreement, Shareholder’s identity and ownership of Company Common Stock and the nature of Shareholder’s commitments, arrangements and understandings under this Agreement.  Subject to Section 5(a), Shareholder shall not issue any press release or make any other public statement with respect to this Agreement, the Merger Agreement, the Share Issuance or the transactions contemplated thereby without the prior written consent of the Company and Starwood (which consent will not be unreasonably withheld, conditioned or delayed), except as may be required by applicable Law (which includes, for the avoidance of doubt, any filing by Shareholder on Schedule 13D and any other filings required pursuant to applicable securities laws).

2.              Representations and Warranties of Shareholder.  Shareholder hereby represents and warrants to the Company and Starwood as follows:

(a)                                 Authority.  Shareholder has all necessary power and authority to execute and deliver this Agreement and to perform his obligations under this Agreement.  This Agreement has been duly executed and delivered by Shareholder and, assuming due and valid authorization, execution and delivery hereof by the Company and Starwood, constitutes a valid and binding obligation of Shareholder, enforceable against Shareholder in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

(b)                                 Consents and Approvals; No Violations.  Other than filings under the Exchange Act and other than such as, if not made, obtained or given, would not reasonably be expected to prevent or delay the performance by Shareholder of any of Shareholder’s obligations under this Agreement, no notices, reports or other filings are required to be made by Shareholder with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Shareholder from, any Governmental Authority or any other Person or entity, in connection with the execution and delivery of this Agreement by Shareholder.  The execution, delivery and performance of this Agreement by Shareholder does not, and the consummation by Shareholder of the transactions contemplated hereby will not, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, modification or acceleration) (whether after the giving of notice or the passage of time or both) under any contract, agreement, arrangement or commitment to which Shareholder is a party or which is binding on Shareholder or Shareholder’s assets and will not result in the creation of any Lien on any of the assets or properties of Shareholder (other than the Shareholder Shares), except for such violations, breaches, defaults, terminations, cancellations, modifications, accelerations or Liens as would not reasonably be expected to prevent or delay the performance by Shareholder of any of its obligations under this Agreement.

(c)                                  Ownership of Shareholder Shares.  As of the date of this Agreement, Shareholder owns, beneficially and of record, all of the Shareholder Shares, free and clear of any proxy, voting restriction, adverse claim or other Lien, other than restrictions under U.S. federal and state securities laws.  Without limiting the foregoing, as of the date hereof, except for restrictions in favor of the Company and Starwood pursuant to this Agreement, Shareholder has sole voting power and sole power of disposition with respect to all Shareholder Shares, with no restrictions on Shareholder’s rights of voting or disposition pertaining thereto (except as provided in this Section 2(c)) and no Person other than Shareholder has any right to direct or approve the voting or disposition of any Shareholder Shares.  As of the date hereof, none of Shareholder or any of Shareholder’s Affiliates owns, beneficially or of record, any securities of the Company other than the Company Common Stock which constitute Shareholder Shares.

(d)                                 Brokers.  No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission that is payable by the Company, Starwood or any of their respective subsidiaries in connection with the transactions contemplated by the Share Issuance or the Merger Agreement based upon arrangements made by or on behalf of Shareholder.

3.              Representations and Warranties of the Company and Starwood.  Each of the Company and Starwood hereby represents and warrants to Shareholder as follows:

(a)                                 Authority.  It has all necessary power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.  This Agreement has been duly executed and delivered by it and, assuming due and valid authorization, execution and delivery hereof by the other parties hereto, constitutes a valid and binding obligation of such party, enforceable against it in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

(b)                                 Consents and Approvals; No Violations.  Other than filings under the Exchange Act and other than such as, if not made, obtained or given, would not reasonably be expected to prevent or delay its performance of any of its obligations under this Agreement, no notices, reports or other filings are required to be made by such party with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by it from, any Governmental Authority or any other Person or entity, in connection with the execution and delivery of this Agreement by it.  The execution, delivery and performance of this Agreement by such party does not, and the consummation by it of the transactions contemplated hereby will not, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, modification or acceleration) (whether after the giving of notice or the passage of time or both) under any contract, agreement, arrangement or commitment to which it is a party or which is binding on it or its assets and will not result in the creation of any Lien on any of its assets or properties, except for such violations, breaches, defaults, terminations, cancellations, modifications, accelerations or Liens as would not reasonably be expected to prevent or delay the performance by such party of any of its obligations under this Agreement.

4.              Termination.  This Agreement shall terminate, and no party hereunder will have any further obligation to the other parties hereto upon and following such termination, on the first to occur of (a) the termination of the Merger Agreement in accordance with its terms, (b) the Outside Date, (c) the Effective Time and (d) the execution of any written instrument applicable to the Merger Agreement which amends, modifies or changes (or waives any right or obligation provided in) in a manner that is adverse to Shareholder the definition of “Exchange Ratio” contained therein, Sections 2.01, 2.05, 3.01, and 7.09 thereof, and Articles VIII, IX and X thereof, or any defined term used in such Sections or Articles, or adds new provisions that are adverse to Shareholder, in each case, without the prior written consent of Shareholder. Notwithstanding the foregoing, (i) nothing herein shall relieve any party from liability for any breach of this Agreement occurring prior to such termination and (ii) the provisions of this Section 4 and Section 5 of this Agreement shall survive any termination of this Agreement.

5.              Miscellaneous.

(a)                                 Action in Shareholder Capacity Only.  The parties acknowledge that this Agreement is entered into by Shareholder in Shareholder’s capacity as owner of the Shareholder Shares and that nothing in this Agreement shall in any way restrict or limit Shareholder from taking any action in his capacity as an officer or director of the Company that, in such person’s good faith determination, is necessary for Shareholder to comply with his fiduciary duties as an officer or director of the Company.

(b)                                 Expenses.  Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

(c)                                  Additional Shares.  Until any termination of this Agreement in accordance with its terms, Shareholder shall promptly notify the Company and Starwood of the number of Shareholder Shares, if any, as to which Shareholder and/or Shareholder’s Affiliates acquires record or beneficial ownership after the date hereof.  Any Shareholder Shares as to which Shareholder and/or Shareholder’s Affiliates acquires record or beneficial ownership after the date hereof and prior to termination of this Agreement shall become Shareholder Shares for purposes of this Agreement.  Without limiting the foregoing, in the event of any share split, share dividend or other change in the capital structure of the Company affecting the Company Common Stock, the number of shares of Company Common Stock constituting Shareholder Shares shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional shares of Company Common Stock or other voting securities of the Company issued to Shareholder in connection therewith.

(d)                                 Definition of “Beneficial Ownership”.  For purposes of this Agreement, “beneficial ownership” with respect to (or to “own beneficially”) any securities shall mean having “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act), including pursuant to any agreement, arrangement or understanding, whether or not in writing, without regard to the 60-day limitation in Rule 13d-3(d)(1)(i).

(e)                                  Further Assurances.  From time to time, at the request of the Company, and without further consideration, Shareholder shall execute and deliver such additional documents and take all such further action as may be reasonably required to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

(f)                                   Entire Agreement; No Third Party Beneficiaries.  This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.  This Agreement is not intended to and shall not confer upon any Person other than the parties hereto any rights hereunder.

(g)                                  Assignment; Binding Effect.  Except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties.  Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns.  Any purported assignment not permitted under this Section 5(g) shall be null and void.

(h)                                 Amendments; Waiver.  This Agreement may not be amended or supplemented, except by a written agreement executed by the parties hereto.  No failure or delay by a party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

(i)                                     Severability.  If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

(j)                                    Counterparts.  This Agreement may be executed in two or more separate counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.  This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by the other parties hereto.

(k)                                 Descriptive Headings.  Headings of sections and subsections of this Agreement are for convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

(l)                                     Notices.  All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service or (d) when delivered by facsimile (solely if receipt is confirmed) or email (so long as the sender of such email does not receive an automatic reply from the recipient’s email server indicating that the recipient did not receive such email), addressed as follows:

if to the Company, to:

Interval Leisure Group, Inc.
6262 Sunset Drive
Miami, Florida 33143
Attention:	Victoria J. Kincke, General Counsel
Facsimile:	(305) 667-2072
E-mail:	victoria.kincke@iilg.com

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Attention:	Michael E. Lubowitz
Facsimile:	(212) 310-8007
E-mail:	michael.lubowitz@weil.com

if to Shareholder, to:

c/o                               Interval Leisure Group, Inc.
6262 Sunset Drive
Miami, Florida 33143

Facsimile:	(305) 667-2072
E-mail:	william.harvey@iilg.com

if to Starwood, to:

Starwood Hotels & Resorts Worldwide, Inc.
One Star Point
Stamford, Connecticut 06902
Attention:	Chief Financial Officer
Facsimile:	(203) 351-2519
Email:	thomas.mangas@starwoodhotels.com

with a copy (which shall not constitute notice) to the same address:

Attention:	General Counsel
Facsimile:	(203) 351-2401
Email:	kenneth.siegel@starwoodhotels.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
885 Third Avenue
New York, New York 10022
Attention:	Edward Sonnenschein
Jennifer Perkins
Facsimile:	(212) 751-4864
Email:	ted.sonnenschein@lw.com
jennifer.perkins@lw.com

or to such other address or facsimile number as the parties hereto may from time to time designate in writing.

(m)                             Drafting.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(n)                                 Governing Law; Enforcement; Jurisdiction; Waiver of Jury Trial.

(i)                                     This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, applicable to contracts executed in and to be performed entirely within that State.

(ii)                                  All actions and proceedings arising out of or relating to this Agreement and the documents referred to herein shall be heard and determined in the Chancery

Court of the State of Delaware or any federal court sitting in the State of Delaware or, to the extent that either the Chancery Court of the State of Delaware or any federal court sitting in the State of Delaware does not have jurisdiction, in the Superior Court of the State of Delaware, and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of such courts (and, in the case of appeals, appropriate appellate courts therefrom) in any such action or proceeding and irrevocably waive, and agree not to assert, that it is not subject thereto or that such action or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or inconvenient or that this Agreement or any such document may not be enforced in or by such courts.  The consents to jurisdiction set forth in this paragraph shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto.  The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

(iii)                               Each of the parties hereto hereby irrevocably waives any and all rights to trial by jury in any legal proceeding arising out of or related to this Agreement.

(iv)                              The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Chancery Court of the State of Delaware or any federal court sitting in the State of Delaware, without bond or other security being required, this being in addition to any other remedy to which they are entitled at Law or in equity.

(o)                                 No Ownership Interest.  All rights and ownership of and relating to the Shareholder Shares shall remain vested in and belong to Shareholder, and neither the Company nor Starwood will have any authority to exercise any power or authority to direct Shareholder in the voting of any Shareholder Shares, except as otherwise specifically provided herein.

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IN WITNESS WHEREOF, each party has duly executed this Agreement as of the date first written above.

INTERVAL LEISURE GROUP, INC.

By:	/s/ Jeanette E. Marbert
Name:	Jeanette E. Marbert
Title:	Executive Vice President and Chief Operating Officer

[Signature Page to Executive Voting and Support Agreement]

/s/ William L. Harvey
William L. Harvey

[Signature Page to Executive Voting and Support Agreement]

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

By:	/s/ Thomas B. Mangas
Name:	Thomas B. Mangas
Title:	Executive Vice President, Chief Financial Officer

[Signature Page to Executive Voting and Support Agreement]